Exhibit 23.01

                           Consent of Haskell & White













               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 13, 1997, except for Note 15 b) which is as of June 10, 1997, the last paragraph of Note 9 which is as of June 20, 1997, and Notes 15 c) and d) which are as of June 30, 1997, relating to the financial statements of Play Co. Toys & Entertainment Corp. which are contained in that Prospectus.

     We also consent to the reference to us under the caption "Experts" in the Prospectus.



                                                             HASKELL & WHITE LLP
                                                    Certified Public Accountants



July 23, 1997


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